Exhibit 5.2

Willis Towers Watson PLC

Willis

Elm Park

Merrion Road

Dublin 4

16 May 2017

Dear Sirs

Willis Towers Watson Public Limited Company (the “Company”) and Willis Towers Watson Sub Holdings Unlimited Company (the “Subsidiary”)

We have acted as your Irish counsel in connection with the offering by Willis North America Inc. (“Willis”) of $650,000,000 aggregate principal amount of its 3.600% senior notes due 2024 (the “Notes”) pursuant to the registration statement on Form S-3 (Registration Number 333 – 210094) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on 11 March 2016 (the “Registration Statement”).

The Notes have been issued by Willis pursuant to the base indenture dated as of 16 May 2017 among (i) Willis, (ii) the Company and the other guarantors party thereto, and (iii) Wells Fargo, National Association (as trustee) as supplemented by a supplemental indenture dated 16 May 2017 (the “Indenture”). The Indenture provides for the obligations under the Notes to be fully and unconditionally guaranteed (the “Guarantees”) on the terms set out therein by the Company, the Subsidiary, Willis Investment UK Holdings Limited, Willis Netherlands Holdings B.V., TA I Limited, WTW Bermuda Holdings Ltd., Willis Group Limited and Trinity Acquisitions plc.

For the purposes of this opinion we have examined and relied upon the Registration Statement, the Indenture and the documents listed in the Schedule to this opinion. The Registration Statement, the Indenture and such documents are collectively referred to as the “Documents”. The Company and the Subsidiary are referred to as the “Irish Obligors” and each an “Irish Obligor”.

We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Irish Obligors or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

This opinion is delivered in connection with the offering of the Notes by Willis and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.

Assumptions

For the purposes of giving this opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures and seals on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the directors or officers of the Irish Obligors);

(e)	that the Documents have been delivered by the Irish Obligors and are not subject to any escrow or other similar arrangement and that all conditions precedent contained in the Documents have been satisfied and the Documents are unconditional in all respects;

(f)	that there have been no amendments to the Constitutional Documents (as defined in the Schedule) or the attachments to the Corporate Certificates (as defined in the Schedule);

(g)	that (a) each Irish Obligor is fully solvent at the date hereof; (b) each Irish Obligor would not, as a consequence of doing any act or thing which the Documents and/or all deeds, instruments, assignments, agreements and other documents in relation to matters contemplated thereby and/or this opinion (the “Ancillary Documents”) contemplate, permit or require such Irish Obligor to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to each Irish Obligor; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Irish Obligors;

(h)	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Documents and/or the Ancillary Documents or in any way bear upon or are inconsistent with the contents of this opinion;

(i)	that any representation, warranty or statement of fact or law, other than as to the laws of Ireland, made in any of the Documents is true, accurate and complete;

(j)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part and accurately record the resolutions passed at a meeting of the Board of Directors of the relevant Irish Obligor on 20 October 2016 in respect of the Company and on 6 March 2017 in respect of the Subsidiary and that there is or was, at the relevant time no matter affecting the authority of the directors of any Irish Obligor to enter into the Documents not disclosed by the Constitutional Documents (as defined in the Schedule) or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(k)	that, when the directors of each Irish Obligor passed the relevant Resolutions, each of the directors discharged his fiduciary duties to the relevant Irish Obligor and acted honestly and in good faith with a view to the best interests of such Irish Obligor;

(l)	that each Irish Obligor has filed the Registration Statement and that it has entered into the Indenture in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Registration Statement and the Indenture would benefit such Irish Obligor;

(m)	that the information disclosed by the Searches (as defined in the Schedule) was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time; and

(n)	that the final terms of the Notes have been approved by the Pricing Committee (as defined in the Resolutions).

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matter not disclosed to us, we are of the opinion that:

(1)	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland. The Subsidiary is a private unlimited company, is duly incorporated and validly existing under the laws of Ireland.

(2)	Each Irish Obligor has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Indenture (which includes the Guarantees).

Reservations

This opinion is subject to the following reservations:

(a)	We express no opinion as to any law other than Irish law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Ireland. This opinion is limited to Irish law as applied by the Courts of Ireland at the date hereof. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

(b)	Any provision in the Documents that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(c)	Searches of the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court are not conclusive and it should be noted that the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court do not reveal:

(i)	details of matters which should have been lodged for filing or registration at the Companies Registration Office or the Central Office of the High Court but have not been lodged for filing or registration at the date the search is concluded;

(ii)	whether any arbitration or administrative proceedings are pending in relation to the Company or whether any proceedings are threatened against the Company, or whether any arbitrator has been appointed; or

(iii)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges maintained by the Companies Registration Office.

(d)	A search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented.

(e)	A search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

(f)	While each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office, it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters. Similarly whilst a petition to wind up may be revealed by a search at the Registry of Winding up Petitions the making of a winding up order may not be filed at the Registry of Winding up Petitions immediately and therefore our searches at the Registry of Winding up Petitions may not have revealed such matters.

(g)	In order to issue this opinion we have carried out the Searches and have not enquired as to whether there has been any change since the date of such Searches.

Disclosure

This opinion is addressed to you in connection with the filing by the Irish Obligors and the other registrants named therein of the Registration Statement with the SEC. We consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, of the United States, or the rules and regulations of the SEC. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to or relied upon by any person for any purpose.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Irish law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Ireland.

Yours faithfully

/s/ MATHESON

SCHEDULE

1.	The Registration Statement;

2.	The prospectus, dated as of 11 March 2016, which forms a part of the Registration Statement, the preliminary prospectus supplement, dated 11 May 2017 and the prospectus supplement, dated 11 May 2017 (together the “Prospectus”);

3.	The Indenture (which includes the Guarantees);

4.	Searches (the “Searches”) made on 15 May 2017 at the Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court and at the Judgements Office in the Central Office of the High Court against each Irish Obligor;

5.	The copy of the certificate of incorporation, certificates of incorporation on change of name, registration and/or conversion and constitution of the Company delivered with the Company’s Corporate Certificate (collectively, the “Company’s Constitutional Documents”);

6.	The copy of the certificate of incorporation and the constitution of the Subsidiary delivered with the Subsidiary’s Corporate Certificate (collectively, the “Subsidiary’s Constitutional Documents” and together with the Company’s Constitutional Documents, the “Constitutional Documents”);

7.	The copy of a document containing the text of resolutions of the board of directors of the Company adopted on 20 October 2016, approving, amongst other things, the contents and filing of amendments to the Registration Statement and any related registration statements, the execution of the Indenture (which includes the Guarantees) and the acts contemplated thereby, delivered with the Company’s Corporate Certificate (the “Company’s Resolutions”);

8.	The copy of the resolutions of the directors of the Subsidiary dated 6 March 2017, approving, amongst other things, the contents and filing of amendments to the Registration Statement and any related registration statements, the execution of the Indenture and the acts contemplated thereby, delivered with the Subsidiary’s Corporate Certificate (the “Subsidiary’s Resolutions” and together with the Company’s Resolutions, the “Resolutions”);

9.	Corporate certificate of the Company dated 16 May 2017 (the “Company’s Corporate Certificate”) and corporate certificate of the Subsidiary dated 16 May 2017 (the “Subsidiary’s Corporate Certificate” and together with the “Company’s Corporate Certificate”, the “Corporate Certificates”).